EXHIBIT 99.1

XBiotech Adds Dr. Peter Libby, Renowned Cardiologist and Research Pioneer in Inflammation and Cardiovascular Disease, to its Corporate Board

AUSTIN, Texas, July 10, 2019 (GLOBE NEWSWIRE) -- XBiotech Inc. (NASDAQ: XBIT) announced today that Peter Libby, M.D., has been appointed to the Company’s Corporate Board of Directors.  Dr. Libby has played a pioneering role in discovering how inflammation leads to cardiovascular disease. Dr. Libby is a practicing cardiovascular specialist at Brigham and Women’s Hospital in Massachusetts and he is Mallinckrodt Professor of Medicine at Harvard Medical School.

Dr. Libby leads a research group at Harvard Medical School and the Brigham and Women’s Hospital, which recently discovered a novel mechanism by which interleukin-1 alpha (IL-1⍺) may lead to heart attack and stroke. XBiotech’s anti-inflammatory drug, bermekimab, blocks the action of IL-1⍺ and has been granted fast track approval by the FDA in cardiovascular medicine.

Dr. Libby commented, “I have a long-term interest in inflammation in cardiovascular diseases, and in novel therapies to address this and other diseases, including cancer.  Targeting pro-inflammatory cytokines offers considerable promise, and I look forward to helping XBiotech translate advances in inflammation biology to the clinic.”

Dr. Libby has authored over 400 original publications in peer reviewed journals and is Editor of the leading textbook of cardiovascular medicine, Braunwald’s Heart Disease.  A recent publication from Dr. Libby’s laboratory described for the first time a potential role of IL-1⍺ in the formation of blood clots that lead to heart attack or stroke. These findings suggest a possible therapeutic role for bermekimab to limit injury related to heart attack and stroke.

John Simard, XBiotech’s President & CEO, stated, “Dr. Libby is at the forefront of inflammation biology and cardiovascular medicine. He has played leading roles in elucidating mechanisms behind some of the most prominent drugs in medicine. Dr. Libby will bring important perspective to XBiotech’s board.”

About Peter Libby, M.D.
Peter Libby, MD, is a cardiovascular specialist at Brigham and Women’s Hospital in Boston, Massachusetts, and holds the Mallinckrodt Professorship of Medicine at Harvard Medical School (HMS).  His areas of clinical expertise include general and preventive cardiology. His current major research focus is the role of inflammation in vascular diseases such as atherosclerosis.  Dr. Libby has a particular devotion to translate his basic laboratory studies to pilot and then large-scale clinical cardiovascular outcome trials. Dr. Libby is continually named a top cardiologist. His research has received funding from the American Heart Association and National Institutes of Health. Dr. Libby has received world-wide research recognitions including the highest research awards from the American Heart Association and American College of Cardiology, the Gold Medal of the European Society of Cardiology, the Anitchkow award from the European Atherosclerosis Society, The Ernst Jung Gold Medal for Medicine, and the Earl Benditt award for vascular biology. The author of well over 400 original peer-reviewed publications, over 500 reviews, chapters, or other publications, Dr. Libby also serves as an Editor of the leading textbook of cardiovascular medicine Braunwald’s Heart Disease. Dr. Libby earned his medical degree at the University of California, San Diego, and completed his training in internal medicine and cardiology at the Peter Bent Brigham Hospital (now Brigham and Women’s Hospital). He also holds an honorary MA degree from Harvard University, and honorary doctorates from the University of Lille and Université Laval.

About True Human™ Therapeutic Antibodies
XBiotech’s True Human™ antibodies are derived without modification from individuals who possess natural immunity to certain diseases. With discovery and clinical programs across multiple disease areas, XBiotech’s True Human antibodies have the potential to harness the body’s natural immunity to fight disease with increased safety, efficacy and tolerability.

About XBiotech
XBiotech is a fully integrated global biosciences company dedicated to pioneering the discovery, development and commercialization of therapeutic antibodies based on its True Human™ proprietary technology. XBiotech currently is advancing a robust pipeline of antibody therapies to redefine the standards of care in oncology, inflammatory conditions and infectious diseases. Headquartered in Austin, Texas, XBiotech also is leading the development of innovative biotech manufacturing technologies designed to more rapidly, cost-effectively and flexibly produce new therapies urgently needed by patients worldwide. For more information, visit www.xbiotech.com.

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Contact
Ashley Otero
aotero@xbiotech.com
512-386-2930